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                                                                  EXHIBIT A.(12)

[ADVANTA LOGO]
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                                                  Welsh & McKean Roads

                                                  P.O. Box 844
                                                  Spring House, PA 19477-0844

January 20, 1998

Dear Plan Participant:

     As a participant or beneficiary in the Advanta Corp. Employee Savings Plan (the "401(k) Plan"), you have certain rights with respect to any shares of Advanta Corp. Class A Common Stock (Class A Shares) or Advanta Corp. Class B Common Stock (Class B Shares) which may be held for your benefit under the terms of the 401(k) Plan, including the right to direct that any or all of such Class A or Class B Shares be tendered for redemption in the event there is a tender or exchange offer with respect to those Shares.

     In connection with your rights with respect to Class A or Class B Shares which may be held for your benefit, we have enclosed with this letter certain materials which are being distributed to all holders of Class A and Class B Shares in connection with an offer that is being made by Advanta Corp. to purchase certain of its shares and associated rights (the "Tender Offer"), as more fully described in the enclosed materials. WE URGE YOU TO READ ALL OF THE ENCLOSED INFORMATION CAREFULLY BEFORE DECIDING WHETHER YOU WISH TO TENDER SHARES OR REFRAIN FROM TENDERING SHARES.

     PLEASE NOTE: IF YOU OWN SHARES OF COMPANY STOCK IN ADDITION TO THOSE HELD FOR YOUR BENEFIT UNDER THE 401(K) PLAN, YOU SHOULD ALSO BE RECEIVING INFORMATION AND INSTRUCTIONS, ALONG WITH SIMILAR OR IDENTICAL TRANSMITTAL LETTERS CONCERNING THOSE SHARES. YOU MUST RESPOND SEPARATELY IN ACCORDANCE WITH THE INSTRUCTIONS AND INFORMATION YOU RECEIVE WITH RESPECT TO THOSE OTHER SHARES OF COMPANY STOCK IF YOU WANT TO TENDER THEM FOR REDEMPTION. FOR EXAMPLE, YOU MAY HAVE FORMS THAT YOU MUST RETURN TO YOUR BROKER WITH RESPECT TO SOME OF THE SHARES YOU ARE TENDERING AND OTHER FORMS (ENCLOSED WITH THIS LETTER) THAT YOU MUST SEND BACK TO THE PLAN RECORDKEEPER WITH RESPECT TO YOUR SHARES IN THE 401(K) PLAN. YOU CANNOT RELY ON ONLY ONE FORM TO INDICATE YOUR ELECTION TO TENDER SHARES THAT ARE HELD SEPARATELY.

     Once you have reviewed the enclosed materials, you may indicate your election to tender all or any portion of the Class A and Class B Shares held for your benefit under the terms of the 401(k) Plan. If you elect to tender any such shares, you are to do this by completing the applicable Letter(s) of Transmittal (also enclosed) and indicating thereon your election and any specific instructions with respect to the redemption of your shares, as explained below. Your election to tender shares is to be indicated in the portion of the applicable Letter(s) of Transmittal labeled "Description of Shares Tendered" and you should indicate your intention to tender shares held in the 401(k) Plan in the area indicated for that purpose. If you wish to provide special instructions for the order in which shares you are tendering are to be redeemed, you should do so in the portion of the applicable Letter(s) of Transmittal labeled "Order of Purchase of Shares." THE COMPANY WILL ENDEAVOR TO PURCHASE TENDERED SHARES IN THE ORDER INDICATED TO THE EXTENT PRACTICABLE.

     IF YOU ARE TENDERING SHARES OF COMPANY STOCK OTHER THAN OR IN ADDITION TO THOSE HELD FOR YOUR BENEFIT IN THE 401(K) PLAN, YOU MUST COMPLETE THE APPLICABLE LETTER(S) OF TRANSMITTAL WITH RESPECT TO THE SHARES YOU ARE TENDERING.

     While the enclosed materials contain information relating to certain "SAILS Depositary Shares," there are no SAILS Depositary Shares held under the 401(k) Plan.

     Any cash proceeds received as a result of the tender of Class A or Class B Shares pursuant to your instructions will be invested upon receipt in accordance with your specific instructions on the Investment Instruction Form (which is also enclosed with this letter). IF YOU DO NOT PROVIDE THE PLAN RECORDKEEPER WITH A
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COMPLETED INVESTMENT INSTRUCTION FORM, THE CASH PROCEEDS RECEIVED WILL BE
INVESTED PURSUANT TO THE INVESTMENT INSTRUCTIONS IN EFFECT WITH RESPECT TO NEW CONTRIBUTIONS TO THE 401(K) PLAN. IF YOU WISH TO CHANGE YOUR INVESTMENT ELECTIONS, YOU ARE ABLE TO DO SO THROUGH THE NORMAL PROCEDURES FOR CHANGING YOUR INVESTMENTS IN THE 401(K) PLAN. You should note that certain actions you take may have an impact on your ownership of shares of Company stock in the 401(k) Plan. If you elect to tender shares, and subsequently take any action that diminishes the number of shares of Company stock that are held for your benefit, this will have the effect of revoking your election to tender some of your shares (i.e., the shares which are no longer held for your benefit). As of the date that shares can no longer be withdrawn from the Tender Offer (as explained more fully in the enclosed documents), the shares which you have elected to tender will not be available for any other transactions (i.e., transactions which would require a sale or liquidation of your investment in such shares). As a consequence, if you have applied for a loan under the terms of the 401(k) Plan (which would require a reduction in your investment in shares of Company stock), the processing of your loan may be delayed during the period after which shares cannot be permitted to be withdrawn from the Tender Offer until the transactions relating to the Tender Offer are completed.

     Your decision to tender (or not tender) Class A or Class B Shares constitutes an exercise of control over the investment of assets held for your benefit under the terms of the 401(k) Plan, and by exercising such control, you release and agree, on your own behalf and on behalf of your heirs and beneficiaries, to indemnify and hold harmless the trustee for the 401(k) Plan, Advanta Corp. and the administrative committee for the 401(k) Plan from and against any claim, demand, loss, liability, cost or expense (including reasonable attorney's fees) caused by or arising out of such exercise of control, including without limitation any diminution in value or loss incurred from such exercise of control.

     IMPORTANT: IF YOU WANT TO HAVE ANY CLASS A OR CLASS B SHARES THAT ARE HELD FOR YOUR BENEFIT UNDER THE 401(K) PLAN TENDERED IN CONNECTION WITH THE TENDER OFFER, YOUR INSTRUCTIONS (AND LETTER(S) OF TRANSMITTAL, IF APPLICABLE) MUST BE RECEIVED BY THE PLAN RECORDKEEPER IN SUFFICIENT TIME TO PERMIT THE SHARES TO BE TENDERED IN THE TENDER OFFER. PLEASE NOTE THAT THE TENDER OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 20, 1998, UNLESS THE TENDER OFFER IS EXTENDED. A SELF ADDRESSED ENVELOPE HAS BEEN PROVIDED FOR THIS PURPOSE. IF NO INSTRUCTIONS ARE RECEIVED BY THAT DATE, THE CLASS A AND CLASS B SHARES HELD FOR YOUR BENEFIT UNDER THE 401(K) PLAN WILL CONTINUE TO BE HELD FOR YOUR BENEFIT UNDER THE 401(K) PLAN.